Exhibit 99.1

RLH CORPORATION CLOSES SALE OF

HOTEL RL SPOKANE AT THE PARK FOR $35 MILLION

Company sells ninth hotel in 2018, amplifying asset light strategy

DENVER (July 17, 2018) — RLH Corporation (NYSE:RLH) announced today the sale of Hotel RL Spokane at the Park, for $35 million. The hotel is the ninth of 11 hotels being marketed for sale previously disclosed in October 2017.

RLH Corporation’s total gain on the sale is expected to be approximately $14.8 million. Together with the other eight previously announced sales, RLH Corporation’s gain on sales is approximately $42.2 million.

“With the completion of the Spokane sale we have now completed nine of the 11 targeted real estate sales,” said RLH Corporation President and Chief Executive Officer Greg Mount. “We continue to see strong real estate market conditions and are optimistic that we will complete the sale of the final two assets prior to yearend. Given the strong real estate market conditions we have begun to market our interests in our hotel in Atlanta, and in our leased hotels in Anaheim and Kalispell, Montana reinforcing our asset-light strategy and enhancing our liquidity and capital capacity to be available for the growth of our franchise business.”

Hotel RL Spokane at the Park accounted for $2.8 million in revenue in Q1 2018 and $14.6 million in revenue on an annual basis in 2017. The hotel’s adjusted EBITDA on consolidated reporting was $0.9 million and RLH Corporation’s share of the adjusted EBITDA was approximately $0.5 million for Q1 2018. On an annual basis in 2017, the hotel’s adjusted EBITDA on consolidated reporting was $4.8 million and RLH Corporation’s share of the adjusted EBITDA was approximately $2.6 million This impact does not take into account the previously announced corporate overhead adjustments to reduce operating costs.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Amy Koch

O: 509-777-6417

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com